Exhibit 10.1

[Extreme Networks Letterhead]

July 29, 2010

Dear Oscar:

We are pleased to offer you a position with Extreme Networks (the “Company”) as President and Chief Executive Officer (“CEO”), reporting to the Board of Directors. Should you decide to join us, you will receive a semi-monthly salary of $22,916.67 (which would equal $550,000 on an annualized basis), less applicable taxes and withholdings, in accordance with the Company’s normal payroll procedures. You will also be elected to our Board of Directors (the “Board”), to serve so long as you continue in your position as CEO.

You will be eligible to participate in the FY11 Executive Incentive Plan (“EIP”) with an annual target of 100% of your annual base salary. This annual target amount will be pro-rated by your amount of time as a regular employee in your first fiscal year of participation in the plan (FY11). The pro-rata EIP target bonus will be paid if you and the Company meet established performance objectives tied to Revenue, Operating Profit performance and attainment of key strategic goals (the “EIP Goals”). Details of the FY11 EIP including the EIP Goals will be finalized by the Compensation Committee of the Board in consultation with you during the first quarter of FY11. You will be eligible for total payout under the EIP of 150% of your base salary if the Company exceeds the EIP Goals by amounts specified under the EIP. The Company retains the right to change or amend the EIP at any time. The payment to you under the EIP will be made in restricted stock (the “Restricted Stock”). The number of shares of Restricted Stock issued will have a value equal to 150% of your target EIP payout as of the opening price on the first trading day of FY11. The restrictions on the Restricted Stock will lapse, if satisfied, on August 15, 2011.

As a Company employee, you are also eligible to receive certain employee benefits including stock options. Subject to the approval of the Board or the Compensation Committee, we are pleased to offer you a one-time option to acquire 900,000 (nine hundred thousand) shares of common stock (the “Options”). Generally, grants are reviewed for approval once a quarter, and are awarded at an exercise price equal to the closing price of the Company’s common stock on the second business day after we publicly announce our financial results for the quarter (which in this case will be following the release of our first quarter of FY 2011 financial results). One-fourth (1/4) of these shares will vest one year from your first date of employment, provided that you are still employed by the Company at that time. The remaining shares will vest monthly over the following three years, at a rate of 1/48th of the entire option each month, so long as your employment with the Company continues. Your stock option grant is conditioned on your execution of the Company’s standard form of employee stock option agreement, and your stock option will be governed by and subject to the terms of that agreement. In addition you will receive a grant of 100,000 shares of restricted stock that will vest in three installments of 33,333 shares on your first anniversary, 33,333 on your second anniversary and 33,334 on your third anniversary of your first date of employment. All vesting and rights to exercise under any Options offered hereunder will also be subject to your continued employment with the Company at the time of vesting. Your equity awards are also subject to the terms of our Executive Change in Control Severance Plan.

To compensate you for the loss of a performance based bonus with your current company, you will also receive an award of 50,000 shares of restricted stock which will vest on the anniversary of your first date of employment with the Company.

All vesting under any Option or Restricted Stock grants offered hereunder will be subject to your continued service with the Company at the time of vesting. You may exercise any Options no later than the ninetieth day following the cessation of your service to the Company. Your Option grant and any Restricted Stock grant are each further conditioned on your execution of the Company’s standard form of employee stock option and restricted stock agreement, respectively, and will be governed by and subject to the terms of those agreements.

The Company also has a policy of providing a Change in Control Severance Plan for its executive officers in the event of an acquisition of the Company (the “Severance Plan”). Those provisions will be set forth in your Executive Change in Control Severance Agreement and will be the same as those currently in effect for the other executive officers of the Company with your benefit including a payment equal to 18 months of salary, and provided that (i) if the Company is acquired by an entity that does not have stock listed on a U.S. equity exchange, all of your unvested stock options will vest upon the closing of such a transaction, and (ii) “Good Reason” for purposes of your Executive Change in Control Severance Agreement shall include if the Company is a party to a merger or acquisition and immediately after the closing of such transaction your duties and responsibilities are materially reduced from serving as the CEO of the surviving publicly listed corporation. A copy of the Severance Plan has been enclosed for your information.

In addition, if your employment is terminated by the Company other than for “Cause” or by you for “Good Reason,” you will be entitled to receive a payment equal to 12 months of your salary as of your date of termination, a payment equal to the pro rata portion of your target bonus through your date of termination, acceleration of 12 months of vesting of any non-performance based equity awards, and the continuation of medical benefits for 12 months. Such consideration shall be conditioned in its entirety upon your release of claims against the Company and your resignation from the Board. Your release of claims document must be executed and become irrevocable within 60 days of your termination, and the payment equal to 12 months of your salary shall be paid within 10 days following the date the release has become irrevocable, and the payment equal to the pro rata portion of your target bonus through your date of termination shall occur within the fiscal year following the fiscal year in which your termination occurs when other target bonuses are generally paid. The form of release required shall be the form attached as an exhibit to the Severance Plan. For purposes of this agreement, “Cause” and “Good Reason” shall have the meanings described below.

“Cause” shall mean the occurrence of any of the following: (1) your theft, dishonesty as to a significant matter,, breach of fiduciary duty for personal profit, or falsification of any documents or records of the Company which results in injury to the Company, (2) your failure to abide by the code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) that results in injury to the Company; (3) your misconduct within the scope of Section 304 of the Sarbanes-Oxley Act of 2002 as a result of which the Company is required under accounting rules or to conform to SEC rules or regulations to prepare an accounting restatement; (4) your misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company (including, without limitation, your improper use or disclosure of the confidential or proprietary information of the Company) that results in injury to the Company; (5) your intentional misconduct which has a significant detrimental effect on the Company or the business reputation of the Company; (6) your failure to perform any reasonable assigned duties; (7) your material breach of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement between you and the Company that results in injury to the Company; or (8) your conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs your ability to perform your duties to the Company; provided, however, that for any such act or omission set forth in clauses (1) through (7) the Company must first give you written notice specifically describing the act or omission constituting “Cause” and thirty (30) days to cure such act or omission.

“Good Reason” shall exist if: (i) the Company, without your written consent, (1) materially reduces your then current authority, duties, or responsibilities, (2) commits a material breach of any provision of this agreement, (3) materially reduces your then current base salary, (4) requires you to report to any person other than the Board of Directors where the authority, duties, or responsibilities of such person are materially less than those of the Board, (5) materially reduces the benefits to which you are entitled as of the date of this agreement, unless a similar reduction is made for all other executives of the Company, or (6) requires you to perform services at a geographic location that is materially changed from the location at which you perform services when you begin employment, (ii) Executive provides written notice to the Company of such action within ninety (90) days of first learning of such action and provides the Company with thirty (30) days to remedy such action (the “Cure Period”), (iii) the Company fails to remedy such action within the Cure Period, and (iv) you resign within thirty (30) days of the expiration of the Cure Period.

Notwithstanding anything in this agreement to the contrary, the severance payments discussed in this agreement (to the extent that they constitute “deferred compensation” under Section 409A of the Internal Revenue Code (the “Code”) and applicable regulations), and any other amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code and that would otherwise be payable hereunder by reason of your termination of employment, will not be payable to you by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting or the determination of the amounts owed to you due to such termination, and if this provision prevents the payment of any amount or benefit to you, such payment shall be made on the date, if any, on which an event occurs that constitutes a Section 409A “separation from service,” or such later date as may be required by the next paragraph.

Notwithstanding anything in this letter agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this letter agreement by reason of your separation from service during a period in which you are a “specified employee” of the Company, then (1) if the payment is a lump sum, your right to receive the payment will be delayed until the earlier of your death or the first day of the seventh month following your Section 409A “separation from service,” and (2) if the payment is payable over time, your right to receive any amounts otherwise payable within the six-month period immediately following your Section 409A “separation from service” will be delayed and paid in a single lump sum on the earlier of your death or the first day of the seventh month following your Section 409A “separation from service.”

All reimbursements and in-kind benefits provided under this agreement that are includible in your federal gross taxable income shall be made or provided in accordance with requirements of Section 409A of the Code, including the requirement that (1) any reimbursement is for expenses incurred during the term of this letter agreement, (2) the amount of expenses eligible for reimbursement or in-kind benefit provided during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (3) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense was incurred, and (4) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

Any right you have to a series of installment payments under this agreement shall, for purposes of Section 409A of the Code, be treated as a right to a series of separate payments. This letter agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable regulations thereunder.

As a condition to your offer, you will relocate your residence to California. You will receive a one time, lump-sum cash payment of $50,000 to move your household from Florida. The amount will be grossed up for tax purposes based on your estimated tax bracket. Should you voluntarily terminate your employment with the Company, or if you are terminated from the Company for Cause, prior to your first year anniversary, you will be required to repay this relocation bonus on a prorated basis.

In addition to the foregoing benefits, you will be eligible to participate in various other Company benefit plans, including its group health, short-term disability, long-term disability, and life insurance plans, as well as its 401(k) and employee stock purchase plans. Your participation in the Company’s benefit plans will be subject to the terms and conditions of the specific benefit plans. As President and CEO of the Company, you are not eligible to participate in the Company’s Flexible Time Off (“FTO”) program, and you will not accrue any FTO hours. You will, however, be eligible to take paid time off from time-to-time as reasonably necessary for vacation, sick time, or other personal purposes, subject to the needs of your position and the approval of the Board.

The Company will provide a Company paid Term Life Policy for 5x your annual base pay provided you complete the necessary underwriting documentation and exam requirements and qualify under the provisions set forth by the insurance company. Additionally, the Company will provide a gap plan to the Short-Term and Long-Term Disability policies to provide your position with the maximum standard benefit the company currently provides. This plan will also require you to complete the necessary underwriting documentation and qualify under the provisions set forth by the insurance company.

If you choose to accept this offer, your employment with the Company will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may conclude its employment relationship with you at any time, with or without cause.

You may continue to serve as a member of any other board of directors that you are now on provided it does not interfere with your full-time employment or present a conflict of interest. You agree to terminate any other consulting or similar engagement you may now have. Unless otherwise determined by the Board, you agree that you will submit your immediate resignation as a member of the Board upon the date your employment with the Company terminates.

In the event of any dispute or claim relating to or arising out of this agreement, our employment relationship, or the termination of our employment relationship (including, but not limited to, any claims of wrongful termination or age, gender, disability, race or other discrimination or harassment), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) in Santa Clara County, California, and we waive our rights to have such disputes tried by a court or jury. The arbitration will be conducted by a single arbitrator appointed by the AAA pursuant to the AAA’s then-current rules for the resolution of employment disputes, which can be reviewed at www.adr.org. The Company shall pay all fees and costs of such arbitration, that would not be incurred in litigation, including, but not limited to, all AAA filing fees, AAA administrative fees, and all arbitrator fees; provided, however, that each party shall bear his or its own attorney’s fees, expert witness fees or similar fees the parties would bear in litigation.

This offer is contingent upon the completion of a customary background check with the results being satisfactory to the Company, your signing the enclosed Employee Inventions and Proprietary Rights Assignment Agreement, and upon your ability to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Please bring this documentation, such as a passport or driver’s license and an original social security card, to your Employee Orientation. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return to Michelle Wagner, Director of Human Resources at Extreme Networks at 3585 Monroe Street, Santa Clara, CA 95051. A duplicate original is in enclosed for your records. This offer of employment, if not accepted, will expire in 5 business days. Based on our discussions, it is anticipated that you will begin employment no later than August 23, 2010.

All new employees receive a benefits package from the HR Department. If you have any benefit related questions, please contact Michelle Wagner.

This agreement, along with any agreements referenced above, constitute the entire agreement between you and the Company concerning the terms and conditions of your employment with the Company; provided, however, that in the event of any conflict between this agreement and any of the other agreements referenced above, this agreement shall control. This agreement cannot be modified or amended except by a subsequent written agreement signed by you and the Company, provided that, the Company may, in its sole discretion, elect to modify your title, compensation, duties or benefits without any further agreement from you, subject in each case to the terms of this agreement and the compensation that may be due hereunder or under any other agreement you have with the Company as a result of such actions.

Oscar, we look forward to welcoming you to Extreme Networks and we believe you will make an important contribution to the company, in what should be a rich and rewarding experience. If you have any questions, please feel free to contact Charlie Carinalli or Michelle Wagner.

Sincerely,

/s/ Charles P. Carinalli
EXTREME NETWORKS INC. Charles P. Carinalli Lead Director, Board of Directors

I agree to and accept employment with Extreme Networks, Inc. on the terms set forth in this agreement.

/s/ Oscar Rodriguez	July 29, 2010
Oscar Rodriguez	Date